Exhibit 5.2*	Opinion of Janet L. Dowe, Counsel for the Registrant, as to the legality of the Securities being registered

Janet L. Dowe, Esq. 42 Forest Lane Bronxville, NY 10708

May 16, 2008

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	American Home Food Products, Inc. (The “Company”)
Form S-1 Relating to the Registration of Shares of Common
Stock, par value $.001 per share, Series A Preferred Redeemable
Convertible Stock, par value $.002 per share and Management Stock Option

Gentlemen:

          I have been requested by the Company, a New York corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above-referenced Registration Statement (the “Registration Statement”) covering all of the shares of Common Stock, Series A Preferred Redeemable Convertible Stock and Management Stock Options and the shares of common stock underlying such preferred shares and options, which will be offered by the Selling Securityholders who acquired such shares and stock options pursuant to various agreements including, but not limited to, Subscription Agreements, Management Stock Option Agreements and Registration Rights Agreement, the number of shares and stock options as set forth in the calculation chart to the cover page of the Company’s aforementioned Registration Statement.

          In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation, and the By-Laws of the Company each as amended to date, copies of the records of corporate proceedings of the Company and copies of such other materials, instruments and documents as I have deemed necessary to enable me to render the opinion hereafter expressed.

          Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock, the shares of Preferred Stock, the Management Stock Options and the shares of common stock underlying such preferred shares and options which are referred to above, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

          I render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York. I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Sincerely,

Janet L. Dowe